UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 19, 2007

THE SERVICEMASTER COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-14762	36-3858106
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification Number)

860 Ridge Lake Boulevard, Memphis, Tennessee		38120
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (901) 597-1400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule14d-2(b) under the Exchange Act (17 CFR 240.14d(b))

☐          Pre-commencement communications pursuant to Rule13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On March 18, 2007, The ServiceMaster Company (“ServiceMaster”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ServiceMaster Global Holdings, Inc. (formerly CDRSVM Topco, Inc.) (“Parent” or “Holding Parent”) and CDRSVM Acquisition Co., Inc., an indirect wholly owned subsidiary of Parent (“Sub”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Sub will merge with and into ServiceMaster, with ServiceMaster as the surviving corporation of the merger (the “Merger”). As a result of the Merger, ServiceMaster will become an indirect wholly owned subsidiary of Parent and each outstanding share of ServiceMaster common stock (other than shares as to which dissenters’ rights are perfected) will be converted into the right to receive $15.625 in cash.

Unless the context requires otherwise, “ServiceMaster”, the “Company”, “we”, “us” and “our” refers to The ServiceMaster Company and the entities that will be its consolidated subsidiaries, which will include all of ServiceMaster’s existing operations, after consummation of the Merger described herein.

The Company hereby furnishes information regarding its business that was prepared in connection with the financing activities related to the Merger.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This Current Report contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes”, “expects”, “may”, “will”, “should”, “seeks”, “approximately”, “intends”, “plans”, “estimates”, “projects” or “anticipates” or similar expressions that concern our strategy, plans or intentions. Any statements made relating to the Merger described in this Current Report or to our estimated and projected earnings, margins, cost savings, expenditures, cash flows, growth rates, strategies and financial results are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results.

Some of the important factors that could cause actual results to differ materially from our expectations are more fully disclosed in our most recent Annual Report on Form 10-K, as amended, and our Quarterly Report for the period ended March 31, 2007, including, without limitation, in conjunction with the forward-looking statements included in this Current Report. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. We assume no obligation to publicly update or revise any forward-looking statement as a result of new information or future events, except as otherwise required by law.

Factors that could cause actual results to differ materially from those expressed or implied in a forward-looking statement may include the following (among others): failure to obtain shareholder approval of the Merger Agreement or the failure to satisfy other closing conditions, including regulatory approvals, with respect to the proposed Merger; failure of Parent to obtain the necessary financing arrangements to pay the aggregate Merger consideration; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the failure of the proposed Merger to close for any other reason; the amount of the costs, fees, expenses and charges relating to the Merger and the actual terms of financings that will need to be obtained for the Merger; the impact of substantial indebtedness that will need to be incurred to finance the consummation of the Merger; our ability to generate the significant amount of cash needed to service our debt obligations; increases in interest rates; weather conditions and seasonality factors that affect the demand for our services; changes in the source and intensity of competition in our markets; higher fuel prices; increases in operating costs, such as higher insurance premiums, self-insurance costs and health care claim costs; labor shortages or increases in wages and salaries; the risk that the benefits from the Merger may not be fully realized or may take longer to realize than expected; changes in general economic conditions in the United States, especially as they may affect home resales, consumer confidence or spending levels; changes in the type or mix of our service offerings or products; governmental regulation, including telemarketing restrictions and environmental restrictions on pesticides and fertilizers; the successful consolidation of our headquarters in Memphis and our ability to recruit senior functional management personnel; changes in the estimated recoverable amounts of receivables related to hurricane disaster recovery work; the costs and effects of legal or administrative proceedings; risks inherent in acquisitions; and other factors described from time to time in documents filed by the Company with the Securities and Exchange Commission.

As provided in General Instruction B.2 of Form 8-K, the information contained in this Current Report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. By furnishing this information, we make no admission as to the materiality of any information in this Current Report that is required to be disclosed solely by reason of Regulation FD.

Non-GAAP Financial Measures

The information contained in this Current Report includes presentations of EBITDA, Adjusted EBITDA, Run Rate Adjusted EBITDA and related ratios, which are supplemental measures of our performance that are not required by, or presented in accordance with, U.S. generally accepted accounting principles (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to net cash provided by operating activities as measures of our liquidity.  EBITDA means net income (loss) before income (loss) from discontinued operations, net of income taxes; provision (benefit) for income taxes; minority interest and other expense, net; interest expense, net; and depreciation and amortization expense plus interest and investment income, net.  “Adjusted EBITDA” is calculated by adding back to EBITDA restructuring charges, non-cash option and restricted stock expense, and non-recurring, non-cash charges attributable to the application of purchase accounting in connection with the Merger, and by deducting from EBITDA specified results of TruGreen LandCare, a California general partnership, TruGreen LandCare L.L.C., a Delaware limited liability company, and their respective subsidiaries (collectively, “LandCare”).  LandCare will be designated as an “unrestricted subsidiary” under the credit agreement for our new senior secured credit facilities upon the closing of the Merger and is anticipated to be transferred to Parent or one of its affiliates after the closing of the Merger.  “Run Rate Adjusted EBITDA” is calculated to give effect to certain anticipated cost savings and to reflect the estimated annualized impact of other cost savings and of acquisitions completed in the twelve months ended March 31, 2007 (the “LTM period”), as described in the table below.  In addition, we present Run Rate Adjusted EBITDA for our segments as a percentage of our Run Rate Adjusted EBITDA, excluding Corporate Operations, because we believe this information provides investors with important information to evaluate the performance of our businesses and their relative contribution to our overall financial results without giving effect to our Corporate Operations, including operating loss from Corporate Operations.  Corporate Operations consist primarily of certain senior executive, accounting, finance, marketing, information technology, sourcing, human resources and legal functions, and also include certain compensation awards based on consolidated results.

We use EBITDA and Adjusted EBITDA to facilitate operating performance comparisons from period to period. We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest income and expense), taxation and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results. We use Adjusted EBITDA as a supplemental measure to assess our performance because it excludes restructuring charges, non-cash option and restricted stock expense, and non-recurring, non-cash charges attributable to the application of purchase accounting in connection with the Merger. We present Adjusted EBITDA because we believe that it is useful for investors to analyze disclosures of our operating results on the same basis as that used by our management.  We present Run Rate Adjusted EBITDA as a supplemental measure to assess our performance because it gives effect to certain anticipated cost savings and reflects the estimated annualized impact of acquisitions completed in the LTM Period.

EBITDA, Adjusted EBITDA and Run Rate Adjusted EBITDA are not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the method of calculation.  EBITDA, Adjusted EBITDA and Run Rate Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•                  EBITDA, Adjusted EBITDA and Run Rate Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•                  EBITDA, Adjusted EBITDA and Run Rate Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•                  EBITDA, Adjusted EBITDA and Run Rate Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;

•                  EBITDA, Adjusted EBITDA and Run Rate Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•                  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA and Run Rate Adjusted EBITDA do not reflect any cash requirements for such replacements;

•                  Other companies in our industries may calculate EBITDA, Adjusted EBITDA, and Run Rate Adjusted EBITDA differently, limiting their usefulness as comparative measures; and

•                  Adjustments to get to Run Rate Adjusted EBITDA and based on current estimates, which are subject to change based on a variety of factors.

The following table presents a reconciliation of net income (loss), the most directly comparable financial measure under GAAP, to Adjusted EBITDA and Run Rate Adjusted EBITDA for the periods presented.

	Historical					Pro forma
	Year ended December 31,			Three months ended March 31,		Twelve months ended March 31,
	2004	2005	2006	2006	2007	2007
(dollars in millions)				(unaudited)		(unaudited)
Net income (loss)	$331.2	$198.9	$169.7	$(14.3)	$8.5	$(153.2)
(Income) loss from discontinued operations, net of income taxes	(14.6)	(18.4)	16.9	26.5	0.1	(9.6)
Provision (benefit) for income taxes from continuing operations	(45.8)	114.1	96.1	7.9	5.8	(127.1)
Minority interest and other expense, net	8.2	8.2	8.2	2.0	2.0	0.2
Interest expense, net(a)	45.2	37.2	35.5	4.1	6.2	357.7
Depreciation and amortization expense	48.7	49.8	59.9	12.7	15.3	293.4
EBITDA before adding back interest and investment income, net	372.9	389.8	386.3	39.0	38.0	361.4
Interest and investment income, net(b)	15.5	19.8	25.9	10.3	8.1	16.3
EBITDA	$388.4	$409.6	$412.2	$49.3	$46.1	$377.7
Less: LandCare operating (income) loss	4.5	(4.3)	0.6	1.8	(0.1)	2.6
LandCare depreciation and amortization expense	(10.2)	(8.4)	(6.2)	(1.6)	(1.4)	(9.9)
Add: Restructuring charges and merger related expenses(c)	—	—	21.6	3.6	9.6	25.2
Non-cash option and restricted stock expense	5.8	8.6	10.9	3.0	1.6	9.4
Non-cash adjustments attributable to purchase accounting(d)	—	—	—	—	—	31.8
Consulting fee payable to CD&R(e)	—	—	—	—	—	2.0
Adjusted EBITDA	$388.5	$405.5	$439.1	$56.1	$55.8	$438.8
Anticipated annualized cost savings from Project Accelerate(f)						4.6
Anticipated headquarters consolidation savings(g)						3.0
Anticipated reduction of public company costs(h)						8.5
Run rate effect of LTM period acquisitions(i)						13.3
Run Rate Adjusted EBITDA						$ 468.2

(a)             Represents interest expense less interest and investment income, net.

(b)            Interest and investment income is primarily comprised of investment income and realized gains/losses on our AHS segment investment portfolio. Cash, short-term and long-term marketable securities associated with regulatory requirements in connection with AHS and for other purposes totaled approximately $405.7 million as of March 31, 2007. AHS interest and investment income was $10.5 million, $17.0 million and $20.4 million for the years ended December 31, 2004, 2005 and 2006, respectively, and $8.1 million and $7.1 million for the three months ended March 31, 2006 and 2007, respectively, and $11.9 million for the pro forma twelve months ended March 31, 2007. The balance of interest and investment income primarily relates to (i) a portion of the earnings generated by ServiceMaster Acceptance Corporation ("SMAC"), our financing subsidiary exclusively dedicated to providing financing to our franchisees and certain customers of Terminix; (ii) interest and investment income from the investment portfolio of Steward Insurance Company, our wholly-owned captive insurance company; and (iii) investment income from our employee deferred compensation trust (for which there is a corresponding and offsetting increase in compensation expense within operating income). We view our total interest and investment income as an integral part of our business model and earnings stream.

(c)             Represents (i) restructuring charges associated with Project Accelerate (a firm-wide initiative designed to improve the effectiveness and efficiency of functional support areas), (ii) severance costs and costs related to the consolidation of our corporate headquarters in Memphis, Tennessee, including the closing of our office in

                Downers Grove, Illinois, and (iii) merger related expenses resulting from the Merger, as follows for the periods presented:

	Year Ended December 31,	Three Months Ended March 31,		Pro Forma Twelve Months Ended March 31,
	2006	2006	2007	2007
(dollars in millions)			(unaudited)	(unaudited)
Project Accelerate costs	$11.2	$3.6	$—	$7.7
Headquarters consolidation costs	10.4	—	7.1	17.5
Merger-related costs	—	—	2.5	—
	$21.6	$3.6	$9.6	$25.2

(d)            The Merger will be accounted for using purchase accounting. This adjustment represents the estimated aggregate non-recurring, non-cash adjustments for the pro forma LTM period attributable to the application of purchase accounting to our historical consolidated financial statements.

(e)             Represents the elimination of the new annual consulting fee payable to CD&R.

(f)               Represents the estimated incremental annualized impact of cost reductions from Project Accelerate initiatives implemented in 2006.

(g)            Represents the estimated annual cost reductions from the relocation of our corporate headquarters to our operations support center in Memphis, Tennessee. These cost reductions are primarily lease and travel costs.

(h)            Represents the expected annual reduction in corporate expenses associated with no longer having publicly traded stock following the Merger.

(i)            Represents the annualized estimated impact on EBITDA of acquisitions completed during the LTM period as if they had been made on April 1, 2006. We have made a number of assumptions in calculating this estimate, and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired businesses on April 1, 2006.

Pro Forma Twelve months ended March 31, 2007
(dollars in millions)	(unaudited)
TruGreen LawnCare
Operating income	$42.2
Depreciation and amortization	155.9
Non-cash charges attributable to purchase accounting(a)	(34.2)
Anticipated cost savings from Project Accelerate	0.8
Run rate effect of LTM period acquisitions	3.2
TruGreen LawnCare Run Rate Adjusted EBITDA	$167.9

Terminix
Operating income	$131.3
Depreciation and amortization	43.1
Non-cash charges attributable to purchase accounting(a)	4.9
Anticipated cost savings from Project Accelerate	1.5
Run rate effect of LTM period acquisitions	9.9
Terminix Run Rate Adjusted EBITDA	$190.7

American Home Shield
Operating income	$(38.0)
Depreciation and amortization	52.9
Interest and investment income, net	11.9
Non-cash charges attributable to purchase accounting(a)	61.1
Anticipated cost savings from Project Accelerate	0.1
American Home Shield Run Rate Adjusted EBITDA	$88.1

Other Operations and Headquarters, excluding Corporate Operations(b)
Operating income	$43.4
Depreciation and amortization	18.7
Interest and investment income, net	0.1
Anticipated costs savings from Project Accelerate	0.1
Run rate effect of LTM period acquisitions	0.2
Other Operations and Headquarters Run Rate Adjusted EBITDA, excluding Corporate Operations(c)	$62.5

Run Rate Adjusted EBITDA, excluding Corporate Operations	$509.2

Adjustments:
Operating costs of Corporate Operations	(108.3)
Depreciation and amortization	12.8
Interest and investment income, net	4.3
Anticipated cost savings from Project Accelerate attributable to Corporate Operations	2.1
Restructuring charges and merger related expenses	25.2
Non-cash option and restricted stock expense	9.4
Anticipated headquarters consolidation savings	3.0
Anticipated reduction in public company costs	8.5
Consulting fee payable to CD&R	2.0
Run Rate Adjusted EBITDA	$468.2

(a)             Represents estimated non-recurring, non-cash charges for the pro forma LTM period attributable to the application of purchase accounting to our historical consolidated financial statements.

(b)            Includes the operations of ServiceMaster Clean, Instar, Merry Maids, Furniture Medic and AmeriSpec (AmeriSpec's financial results were included in the American Home Shield segment prior to January 1, 2007).

(c)             Including Corporate Operations, Other Operations and Headquarters Run Rate Adjusted EBITDA, on a pro forma basis, is equal to $21.5 million.

Unaudited pro forma condensed consolidated financial statements

We prepared the following unaudited pro forma condensed consolidated financial statements by applying pro forma adjustments to the historical consolidated financial statements of ServiceMaster. The unaudited pro forma condensed consolidated statement of operations gives effect to the Merger, financing for the Merger and other transactions related thereto (the “Transactions”) as if they had occurred on April 1, 2006, and the unaudited pro forma condensed consolidated balance sheet gives effect to the Transactions as if they had occurred on March 31, 2007. We based the unaudited pro forma adjustments upon available information and certain assumptions that we believe are reasonable under the circumstances. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed consolidated financial statements.

LandCare will be designated as an “unrestricted subsidiary” under the financing for the Transactions and is anticipated to be transferred to Holding Parent or one of its affiliates after the closing of the financing. LandCare is included in the accompanying unaudited pro forma condensed consolidated financial statements. The revenue and operating income of LandCare for the twelve months ended March 31, 2007 were $448.4 million and $1.3 million, respectively, and the net assets of LandCare were $80.3 million as of March 31, 2007.

The Merger will be accounted for using the purchase method of accounting as set forth in Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations.” Under the purchase method of accounting, the total consideration paid is allocated to the Company’s tangible and intangible assets and liabilities based on their estimated fair values as of the date of the Transactions, and the excess of the purchase price over the net assets acquired and liabilities assumed is recorded as goodwill. We have not completed the valuation studies necessary to estimate the fair values of the assets acquired and liabilities assumed and the related allocation of purchase price. In presenting the pro forma financial information, we have allocated the total estimated purchase price, as described in note 1 to the unaudited pro forma condensed consolidated balance sheet, to the assets acquired and liabilities assumed based on preliminary estimates of their fair values, as prepared by third-party appraisers. A final determination of these fair values will be completed within twelve months of the closing of the Merger. These final valuations will be based, among other things, on the actual net tangible and intangible assets that exist as of the closing date of the Merger. Any final adjustment will change the allocations of purchase price, which could affect the fair values assigned to the assets and liabilities and could result in changes to the unaudited pro forma condensed consolidated financial statements, including a change to goodwill.

We are providing the unaudited pro forma condensed consolidated financial statements for informational purposes only. The unaudited pro forma condensed consolidated financial statements do not purport to represent what our results of operations or financial condition would have been had the Transactions actually occurred on the dates assumed, nor do they purport to project our results of operations or financial condition for any future period or as of any future date.

Unaudited pro forma condensed consolidated balance sheet
As of March 31, 2007

(in thousands)	Historical	Adjustments for the Transactions		Pro forma
Assets
Current assets:
Cash and cash equivalents	$114,011	$—		$114,011
Marketable securities	113,036	—		113,036
Accounts and notes receivables, net	410,867	—		410,867
Inventories	77,863	—		77,863
Prepaid expenses and other assets	72,624	—		72,624
Deferred customer acquisition costs	66,502	(66,502	)(1)(a)	—
Deferred taxes	36,430	9,669	(1)(d)	46,099
Assets of discontinued operations	1,448	—		1,448
Total current assets	892,781	(56,833)		835,948

Net property and equipment	177,372	13,803	(1)	191,175
Other assets:
Goodwill	1,662,784	1,540,623	(1)	3,203,407
Intangible assets	249,054	2,939,946	(1)	3,189,000
Notes receivable	28,133	—		28,133
Long-term marketable securities	183,389	—		183,389
Other assets	12,458	103,938	(5)	116,396
Total assets	$3,205,971	$4,541,477		$7,747,448

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$115,901	$—		$115,901
Accrued liabilities:
Payroll and related expenses	84,125	27,682	(1)(c)	111,807
Self-insured claims and related expenses	89,423	—		89,423
Income tax payable	9,888	(21,460	)(1)(d)	(11,572)
Other	97,879	(4,072	)(2)(b)	93,807
Deferred revenues	505,321	(97,054	)(1)(a)	408,267
Liabilities of discontinued operations	7,289	—		7,289
Current portion of long-term obligations	20,779	26,500	(2)(b)	47,279
Total current liabilities	930,605	(68,404)		862,201
Long-term debt	734,907	3,511,304	(1)(b) (2)	4,246,211

Long-term liabilities
Deferred taxes	171,673	859,590	(1)(d)	1,031,263
Liabilities of discontinued operations	7,356	—		7,356
Other long-term obligations, primarily self-insured claims	169,317	—		169,317
Total long-term liabilities	348,346	859,590		1,207,936
Minority interest	100,000	(100,000	)(3)	—
Shareholders’ equity:
Common stock	3,283	1,431,100	(2)	1,431,100
		(3,283	)(4)
Additional paid-in capital	1,200,652	(1,200,652	)(4)	—
Retained earnings	292,268	(292,268	)(4)	—
Accumulated other comprehensive income	11,960	(11,960	)(4)	—
Treasury stock	(416,050)	416,050	(4)	—
Total shareholders’ equity	1,092,113	338,987		1,431,100
Total liabilities and shareholders’ equity	$3,205,971	$4,541,477		$7,747,448

Notes to unaudited pro forma condensed consolidated balance sheet
(tables present dollars in millions)

Sources and uses for the Transactions

The following table illustrates the sources and uses of funds in the Transactions, assuming they had occurred as of March 31, 2007. Actual amounts may vary from estimated amounts depending on several factors, including differences from our estimate of fees and expenses, differences in the debt balance on the closing date of the Transactions and any changes made to the sources of the contemplated debt financings.

Amount
(in millions)
Sources:
Equity sponsors’ equity (i)	$1,431
Term loan facilities (ii)	2,650
Senior unsecured financing	1,150
Total sources	$5,231

Uses:
Consideration paid to existing stockholders (iii)	$4,753
Transaction fees and expenses (iv)	130
Debt issuance costs (v)	104
Repayment or redemption of our existing 2007 notes and call premium on those notes (vi)	49
Redemption of our existing 2009 notes and call premium on those notes (vii)	191
Termination of the existing interest rate swap agreement (viii)	4
Total uses	$5,231

(i)                Represents equity investments to be made by the equity sponsors in Holding Parent, the parent company of Investment Holding, Holding and Acquisition Co. Includes amounts expected to be contributed to a newly-formed entity and loaned to Holding Parent to facilitate the post-Merger disposition of LandCare.

(ii)             On the closing date, we expect to enter into a new senior term loan facility in an aggregate principal amount of $2,650 million, a portion of which may be borrowed on a delayed draw basis following the closing of the Merger to redeem, or pay at maturity, the existing 2007 notes and to redeem the existing 2009 notes. We expect the term loan facilities to also include a pre-funded synthetic letter of credit facility in an amount up to $200 million, but as of March 31, 2007, on a pro forma basis, no amount would have been drawn under this facility.

(iii)          The consideration payable to existing shareholders is comprised of (in millions):

Outstanding shares and options:
• Common stock	300.2
• Shares subject to stock options and other rights to receive common stock	4.0
Total shares and rights to receive shares	304.2

Per share Merger consideration	$15.625
Consideration	$4,753

                                   The gross consideration consists of $4,691 million for the purchase of outstanding shares of common stock (including shares issued for conversion on June 4, 2007 of the minority interest in Terminix), $61 million to be paid upon cancellation of outstanding stock options and stock appreciation rights and $1 million to be paid upon vesting of outstanding restricted stock units.

(iv)                 Reflects our estimate of fees and expenses associated with the Transactions, including placement and other financing fees, advisory fees, transaction fees to be paid or credited at the closing to the equity sponsors (or affiliates thereof) and other costs and professional fees related to the Transactions.

(v)                    Debt issuance costs relate to the incurrence of indebtedness under our new credit facilities and other financing in connection with the Transactions, fees paid in connection with our unused financing commitments and the portion of the transaction fees paid or credited to the equity sponsors (or affiliates thereof) related to the financing.

(vi)                 In connection with the closing of the Transactions, we expect to repay at maturity or call for redemption our existing 2007 notes pursuant to their terms. Based on certain assumptions, the cash requirements include the principal balance of $49.2 million and a call premium in the amount of $0.1 million due upon redemption of these notes (the amounts exclude accrued interest). If we repay the existing 2007 notes at maturity, we will not pay the call premium.

(vii)              In connection with the closing of the Transactions, we expect to call our existing 2009 notes for redemption pursuant to their terms. Based on certain assumption, the cash requirements include the principal balance of $179.0 million and a call premium in the amount of approximately $11.7 million due upon redemption of these notes (the amounts exclude accrued interest).

(viii)           We have interest rate swap agreements with a total notional amount of $165 million. Under the terms of these agreements, we pay a floating rate of interest (based on a specified spread over six-month LIBOR) on the notional amount, and we receive a fixed rate of interest at 7.88% on the notional amount. The impact of these swap transactions was to convert $165 million of our debt from a fixed rate of 7.88% to a variable rate based on LIBOR. Upon closing of the Transactions, we expect our interest rate swap agreements will be terminated. As of March 31, 2007, the amounts owed under those agreements totaled $4 million.

Pro forma balance sheet adjustments for the Transactions

(1)             Reflects the preliminary estimated allocation of the purchase price paid to acquire the Company. Under the purchase method of accounting, the total consideration paid is allocated to the Company’s tangible and intangible assets and liabilities based on their estimated fair values as of the date of the Transactions, and the excess of the purchase price over the net assets acquired and liabilities assumed is recorded as goodwill. The purchase price has been allocated based on preliminary estimates of fair values of the assets acquired and liabilities assumed made by independent third parties, as well as our experience with acquired businesses and their related valuations and purchase price allocations. The allocation shown is subject to revisions as additional information becomes available, and such revisions could be material.

Consideration paid to existing shareholders		$4,753.2
Transaction fees and expenses		130.2
Call premium on existing 2007 and 2009 notes		11.8
Interest rate swap agreements		4.1
Total consideration		4,899.3

Net assets acquired at historical cost — March 31, 2007	$1,092.1
Conversion of minority interest to equity in June 2007	100.0

Adjustments to state acquired assets and liabilities at estimated fair values:
1) Increase carrying value of property and equipment to fair value	13.8
2) Eliminate historical goodwill	(1,662.8)
3) Record intangible assets acquired:
Tradenames	2,456.3
Customer relationships	501.5
Franchise agreements	101.8
Backlog	106.9
Sub-contractor and realtor network	10.5
Favorable lease commitments	12.0
Total identifiable intangible assets acquired	3,189.0
Eliminate historical cost of intangible assets	(249.0)
Net intangible asset adjustment	2,940.0
4) Adjustment to reflect customer acquisition costs to fair value (a)	(66.5)
5) Adjustment to reflect deferred revenues to fair value (a)	97.1
6) Adjustment to reflect debt at fair value (b)	38.3
7) Adjustment for additional amounts due under change in control agreements (c)	(27.6)
8) Tax impact of valuation adjustments (d)	(828.5)

Net assets acquired adjusted to fair value		1,695.9
Excess purchase price recorded as goodwill		$3,203.4

(a)             Our historical financial statements, which have been prepared in accordance with GAAP, include customer acquisition costs (including sales commissions and incremental direct selling costs) which are deferred and amortized to earnings over the life of the related customer contracts. They also include deferred revenues, consisting primarily of payments received for annual contracts relating to home warranty, termite baiting, pest control and lawn care services, which are recognized as earned revenues over the contractual period. As required by SFAS No. 141, deferred customer acquisition costs and deferred revenues are adjusted to fair values, as defined for purposes of purchase accounting. The unaudited pro forma condensed consolidated balance sheet at March 31, 2007 reflects adjustments to (i) reduce deferred customer acquisition costs by $66.5 million to zero, and (ii) reduce deferred revenues by $97.1 million to $408.3 million, representing the fair value, as defined, of the contractual service obligation.

(b)            We had outstanding indebtedness at March 31, 2007 consisting of $49.2 million of senior 6.95% notes due 2007, $179.0 million of senior 7.88% notes due 2009, $79.5 million of 7.1% senior notes due 2018, $195 million of senior 7.45% notes due 2027, and $82.7 million of senior 7.25% notes due 2038. Upon the closing of the Merger, we expect our notes due in 2018, 2027 and 2038 to remain outstanding.

                           The existing 2018, 2027 and 2038 notes that we expect to remain outstanding upon closing of the Transactions are recorded at $302.4 million as of March 31, 2007 on a pro forma basis as a result of fair value adjustments related to purchase accounting. This reflects a discount of $54.7 million on such notes as compared to their book value that will be accreted over the remaining period up to the maturity date using the effective interest rate method. In addition, $16.4 million of historical deferred debt issuance costs were written off.

(c)             We have change in control severance agreements with certain of our officers. The completion of the Merger would constitute a change of control for purposes of these severance agreements. The historical financial results include accrued severance and retention for certain officers in our Downers Grove, Illinois offices who are impacted by the consolidation of the corporate headquarters into the Memphis, Tennessee operations support center. This adjustment reflects the additional amounts due under the change in control agreements for these officers. Following the completion of the Merger, we may be required to make additional change in control severance payments.

(d)            In connection with the application of purchase accounting, deferred taxes are established for the differences between the book basis of our assets (except goodwill) and our liabilities, after giving effect to purchase accounting adjustments, and the tax basis of our assets and our liabilities.

                           The tax impact of the purchase accounting adjustments is summarized as follows:

Deferred taxes—current	$(9.7)
Income taxes payable	(21.4)
Deferred taxes—non-current	859.6
$828.5

(2)             Reflects the proceeds from the issuance of $1,431 million of equity, $2,650 million of term loan facilities borrowings and $1,150 of senior unsecured financing, less $228 million for redemption of our existing 2007 and 2009 notes.

                           The pro forma debt balances include:

Term loan facilities	$2,650
Senior unsecured financing	1,150
Revolving credit facility (a)	98
Existing senior notes, net of discount	302
Existing deferred payments and capital leases (a)	93
Pro forma debt (b)	$4,293

(a)            Upon closing of the Merger, our existing credit facilities will be cancelled. As of March 31, 2007, the outstanding principal balance of our existing credit facilities was $50 million and the outstanding balance of overnight borrowings was $48 million. Such borrowings were due to seasonal working capital needs, and are expected to be fully repaid before the closing date of the Transactions. Based on currently anticipated levels of indebtedness at closing, we do not expect to draw down on the revolving credit facility at closing.

(b)           Approximately $26.5 million of the pro forma debt balance will be paid within one year and is classified as current portion of long-term debt obligations, and the remaining pro forma debt is classified as long-term debt. Upon closing of the Merger, we expect our interest rate swap agreements will be terminated. As of March 31, 2007, the amounts owed under those agreements totaled $4.1 million.

(3)             To reflect the redemption of minority investors’ interests in Terminix in connection with the Transactions.

(4)             Reflects the elimination of historical shareholders’ equity.

(5)             Reflects debt issuance costs related to the Transactions.

Unaudited pro forma condensed consolidated statement of operations
For the twelve months ended March 31, 2007

(in thousands)	Historical	Adjustments for the Transactions		Pro forma
Operating revenue	$3,462,653	$(93,658	)(1)	$3,368,995
Operating costs and expenses:
Cost of services rendered and products sold(a)	2,169,444	3,176	(2)	2,172,620
Selling and administrative expenses(a)	930,749	(69,230	)(1)	864,578
		1,059	(2)
		2,000	(3)
Amortization expense	11,989	226,633	(4)	238,622
Restructuring charges	25,154	—		25,154
Merger and related expenses	2,540	(2,540	)(5)	—
Total operating costs and expenses	3,139,876	161,098		3,300,974
Operating income	322,777	(254,756)		68,021
Non-operating expense (income):
Interest expense	61,248	312,706	(6)	373,954
Interest and investment income, net	(23,672)	7,335	(7)	(16,337)
Minority interest and other expense, net	8,240	(8,000	)(8)	240
Income (loss) from continuing operations before income taxes	276,961	(566,797)		(289,836)
Provision (benefit) for income taxes	93,976	(221,050	)(9)	(127,074)
Income (loss) from continuing operations	182,985	(345,747)		(162,762)
Income from discontinued operations, net of income taxes	9,576	—		9,576
Net income (loss)	$192,561	$(345,747)		$(153,186)

(a)           Exclusive of amortization of intangibles, which is included in amortization expense.

Notes to unaudited pro forma condensed consolidated statement of operations
(tables present dollars in millions)

(1)                                  Our historical financial statements, which have been prepared in accordance with GAAP, include customer acquisition costs (including sales commissions and incremental direct selling costs) which are deferred and amortized to earnings over the life of the related customer contracts. They also include deferred revenues, consisting primarily of payments received for annual contracts relating to home warranty, termite baiting, pest control and lawn care services, which are recognized as earned revenues over the contractual period. As required by SFAS No. 141, deferred customer acquisition costs and deferred revenues are adjusted to fair values, as defined pursuant to purchase accounting. The impact of these pro forma adjustments to deferred customer acquisition costs and deferred revenues in connection with purchase accounting is to reduce net revenues by $93.7 million and reduce selling and administrative expenses by $69.2 million in the twelve-month period subsequent to the Transactions. These purchase accounting adjustments are non-cash in nature and will not recur beyond the applicable remaining contractual periods, which are generally 12 months.

                                                Additionally, this adjustment includes a $1.0 million increase in depreciation expense within selling and administrative expenses resulting from recording our property and equipment at fair value pursuant to purchase accounting.

(2)                                  Reflects the increase in depreciation expense within cost of services rendered and products resulting from recording our property and equipment at fair value pursuant to purchase accounting.

(3)           Reflects the payment of annual consulting fees to CD&R.

(4)                                  Reflects the annual amortization associated with intangible assets recorded pursuant to the purchase method of accounting as follows:

	Fair value	Estimated useful life	Pro forma amortization

Goodwill	$3,203.4	Indefinite life	$—
Tradenames	2,439.5	Indefinite life	—
Tradenames	16.8	5 to 10 years	3.0
Customer relationships	501.5	3 to 8 years	109.2
Franchise agreements	101.8	23 to 25 years	13.0
Backlog	106.9	6 to 18 months	109.2
Sub-contractor and realtor network	10.5	7 to 10 years	1.8
Favorable lease commitments	12.0	5 years	2.4
Total intangible assets	$6,392.4
Pro forma amortization expense			238.6
Elimination of historical amortization expense			(12.0)
Pro forma increase in amortization expense			$226.6

                                                Goodwill and most tradenames are indefinite-lived intangible assets. As a result, goodwill and indefinite-lived tradenames will not be amortized but will be evaluated for impairment at least annually.

                                                These unaudited pro forma condensed consolidated financial statements reflect our preliminary allocation of the purchase price to tangible assets, liabilities, goodwill and other intangible assets. The final purchase price allocation may result in a different allocation for tangible and intangible assets than that presented in these unaudited pro forma condensed consolidated financial statements. An increase or decrease in the amount of purchase price allocated to amortizable assets would impact the amount of annual amortization expense. Identifiable intangible assets have been amortized on a straight-line basis in the unaudited pro forma condensed consolidated statement of operations. The estimated weighted average life of our amortizable intangible assets is approximately 3.1 years. For every $100 million of purchase price allocated to amortizable intangible assets instead of goodwill, amortization expense would increase by $32.3 million, based on the weighted average life of 3.1 years.

                                                Pro forma depreciation and amortization expense for the twelve months ended March 31, 2007 is summarized as follows:

Pro forma amortization expense as per above	$238.6
Historical depreciation expense	50.6
Pro forma adjustments to increase depreciation expense	4.2
$293.4

(5)                                  Reflects elimination of merger-related costs incurred in connection with the Merger.

(6)           Reflects increased interest expense resulting from our new debt structure upon completion of the Transactions:

Term loan facility (a)	$201.4
Senior unsecured financing (b)	109.3
Revolving credit facility and pre-funded synthetic letter of credit fees (c)	7.2
Total cash interest expense (d)	317.9
Amortization of capitalized debt issuance costs (e)	15.0
Elimination of interest expense on existing 2007 and 2009 notes and amortization of historical debt issuance costs (f)	(23.1)
Amortization of fair value adjustment on existing 2018, 2027 and 2038 notes	2.9
Pro forma adjustment to interest expense	$312.7

                                                (a)  Reflects interest expense related to the $2,650 term loan facility. The term loan is expected to bear interest at a rate equal to 225 basis points over the applicable LIBOR rate for the interest period relevant for such borrowings. This rate is estimated to be 7.60%, but the actual interest rate on the term loan facility may be higher or lower. A 1.0% increase or decrease in the interest rate would increase or decrease our annual interest expense by $26.5 million.

                                                (b)  Reflects interest expense related to the $1,150 senior unsecured financing, based on an assumed interest rate of 9.50%. A 0.125% increase or decrease in the actual fixed interest rate would increase or decrease our annual interest expense by approximately $1.4 million.

                                                (c)  Represents fees on the up to $200 million pre-funded synthetic letter of credit facility at 2.35% and commitment fees of 0.5% on the undrawn portion of the $500 million revolving credit facility.

                                                (d)  Pro forma cash interest expense for the twelve months ended March 31, 2007 includes the following:

Cash interest resulting from new debt structure	$317.9
Cash interest on existing notes, capital lease obligations, deferred payment obligations and seasonal borrowings	38.5
Pro forma cash interest expense	$356.4

                                                (e)  Represents amortization of debt issuance costs incurred in connection with the Transactions.

                                                (f)  Represents the elimination of historical interest expense on the existing 2007 and 2009 notes to be repaid or redeemed, as applicable, in connection with the Transactions and amortization of historical debt issuance costs.

(7)                                  To reflect the impact on gains and losses on the investment portfolio at American Home Shield from revaluing the investment portfolio to fair market value at April 1, 2006, as required under purchase accounting.

(8)                                  To reflect the elimination of minority interest expense resulting from the redemption of minority investors’ interests in Terminix in connection with the Transactions.

(9)           To reflect the tax effect of the above adjustments at our statutory income tax rate of 39%.

Overview

We are a leading provider of outsourced services to residential and commercial customers, primarily in the United States. Our services include lawn fertilization and weed control under the TruGreen brand, termite and pest control under the Terminix brand and home warranties under the American Home Shield brand, as well as disaster response and reconstruction (through Instar), cleaning and disaster restoration (through ServiceMaster Clean), house cleaning (through Merry Maids), furniture repair (through Furniture Medic) and home inspection (through AmeriSpec).

Business drivers and strategic initiatives

The key operating drivers vary for each of our segments, and in each of those segments, we have developed strategic initiatives to grow our business based on those drivers.

TruGreen LawnCare

•                  Customer satisfaction and retention.  As in our other major businesses, revenues and margins in our TruGreen LawnCare business are heavily influenced by customer retention. We closely monitor retention rates, and we have driven meaningful increases in retention through our recently introduced Lawn Quality Audit program and recurring autopay initiatives. We plan to expand both these initiatives throughout our markets.

•                  Marketing channel shift.  Due to greater restrictions on telemarketing, we have shifted our marketing efforts toward increased use of direct mail, internet search, neighborhood sales and other initiatives to reach potential new customers. In the process, we are reducing our reliance on telemarketing and repositioning our smaller telephone sales effort to focus on expanding the services we sell to existing customers and re-initiating relationships with former customers.

•                  Route density and labor management.  We manage route density, which is the number and geographic proximity of customers we serve per route, and we endeavor to manage our teams efficiently across these routes.

Terminix

•                  Customer satisfaction and retention.  Retention rates in our termite business depend primarily on the effectiveness of our service, the quality and timeliness of our recurring inspections, and customer sensitivity to price increases. Our retention rates in our pest control business are driven primarily by the effectiveness of our service, the knowledge and communication skills of our technicians, and the consistency and promptness of our customer follow-up procedures. We believe we can further improve retention through increased use of autopay options, our Termite Inspection & Protection Plan (“TIPP”) initiative, and other service and process enhancements.

•                  Magnitude of termite swarm.  The magnitude of the annual termite swarm has a significant effect on new termite inspections and treatments. Our TIPP initiative, which we introduced in late 2006, is designed to reduce our dependence on the termite swarm for new sales leads, and to expand our sales to homeowners who do not currently use termite protection services. The TIPP program offers owners of homes that pass an inspection demonstrating that they do not currently have a termite infestation one year of protection against future termite damage, with the opportunity to renew for the payment of an additional fee.

•                  Improve efficiency and route optimization.  In 2006, we introduced SmartTruck, a GPS and wireless synchronization system for our Terminix trucks. SmartTruck and associated scheduling enhancements are designed to reduce fuel consumption, speed the arrival of the appropriate technicians at customers’ premises and increase the percentage of time that our technicians spend with our customers.

American Home Shield

•                  Customer satisfaction and retention.  We are constantly seeking to enhance and strengthen our customers’ ability to interact with us and their satisfaction with their overall service experience. Customer retention rates are driven primarily by clear communication of contract terms, usage of the contract, effective and timely service, and consistent customer follow-up procedures.

•                  Strength of existing home resales.  One of the primary drivers of new sales of home warranty contracts is the number of existing homes sold in the United States because home warranty products are typically recommended by a broker or offered by the seller of a home in conjunction with the signing of a real estate resale transaction. Our recent agreement with Realogy Corporation to become the exclusive provider to Realogy’s company-owned operations and a preferred provider to Realogy’s franchise operations is a key element of our strategy in addressing this driver.

•                  Claims incidence and cost management.  AHS’s direct expenses are driven primarily by the magnitude of the claims incidence rate (which can be influenced in the short-term by weather) and the average cost per claim. We manage costs per claim through efficient use of our third-party service network, and through the establishment of appropriate service call fees per claim.

•                  Interest and investment income.  As a provider of home warranty services, AHS is required to maintain reserves in certain states to pay customers’ claims. Such reserves totaled approximately $310.6 million as of March 31, 2007. We utilize independent professional asset managers, using established investment standards and guidelines, to help achieve solid returns on the funds we have invested.

Industry factors

In addition to the business drivers described above, our business is affected by a number of macroeconomic, demographic and industry factors. We believe the long-term industry dynamics are favorable to our business, but those dynamics are affected by a number of factors, including those described below.

Recent performance

In 2006, we achieved operating revenue and earnings growth despite an unusual combination of challenges. These challenges included a very weak termite swarm, a significant softening in home resales, rapid increases in fuel, health care and interest costs, and the impact on American Home Shield’s claims costs of new energy efficiency legislation. We overcame these challenges with steady and significant gains in customer retention, continued improvement in the development of prior year safety claims, and savings from Project Accelerate and other cost control initiatives.

Several key fundamentals of our businesses improved. Customer retention improved in every business unit. In 2006, we expanded our sales channels with 600,000 new customers coming from direct mail. We gained over 100,000 customers from leads generated from the internet. American Home Shield launched its new business partnership with Realogy. In addition, we successfully divested American Residential Services and American Mechanical Services to concentrate our resources and management focus on our other services.

In 2007, we plan to stay focused on increasing the retention of our customers and our associates to ensure that we can consistently deliver a satisfying service experience. We will reinvest in the business, particularly in areas that will drive sales and satisfaction. During our off-season first quarter, we made incremental investments in people and sales and marketing programs, which we believe will contribute to stronger sales and profits later in the year.

Effects of the Transactions

On March 18, 2007, ServiceMaster entered into an agreement with Holding Parent and Acquisition Co. that provides for the Merger of Acquisition Co. and ServiceMaster, with

ServiceMaster continuing as the surviving corporation. At the closing of the Merger, ServiceMaster will become an indirect wholly-owned subsidiary of Holding Parent.

The Transactions will have a significant effect on our results of operations and financial condition in a number of important respects. In particular:

•                  Increased leverage.  We will incur significant indebtedness and thereby increase our total liabilities.

•                  Increased interest expense.  Our future results of operations, and in particular our interest expense, will be significantly affected by obligations under our increased amount of indebtedness, including the interest we will be required to pay on such indebtedness.

•                  Impact of purchase accounting.  The Merger will be accounted for as a purchase, with the total consideration paid in the Merger allocated to our tangible and intangible assets and liabilities based on their estimated fair values as of the date of the Merger. The application of purchase accounting in connection with the Transactions will affect our financial statements in several ways, including:

•                  Effect on intangible assets — The consolidated statement of financial position will reflect significant amounts allocated to indefinite-lived and definite-lived intangible assets, including trade names, customer relationships and franchise rights, among others.  The excess purchase price over the acquired net tangible and identified intangible assets will result in the recognition of additional goodwill.

•                  Effect on depreciation and amortization — The recognition of the fair value of assets acquired will result in higher net non-cash depreciation and amortization expense.

•                  Effect on investment income — Due to the recognition of net unrealized gains in the marketable securities portfolio of AHS ($13.4 million at March 31, 2007) in purchase accounting at the time of the Transactions, future gains on the sale of those securities will be reduced.

•                  Effect on deferred revenues and customer acquisition costs — The consolidated historical financial statements include deferred customer acquisition costs, which are amortized to earnings over the contractual period, and deferred revenues, which are recognized as earned revenues over the contractual period. In connection with purchase accounting, the historical amounts reflected for these accounts will be adjusted to fair value.  The impact of these fair value adjustments will reduce net revenues and selling and administrative expenses over the remaining contractual period. The impact of these fair value adjustments on net revenues and selling and administrative expenses is non-cash in nature and non-recurring beyond the remaining contractual period, which is generally less than one year.

As a result of the Transactions and purchase accounting, our results of operations for periods subsequent to the Merger will not be comparable in all material respects to our results of operations for periods prior to the Merger.

Liquidity and capital resources

Post-Transactions

We expect that the Transactions will require total cash of approximately $5,231 million, which will be used to fund the cash consideration payable under the merger agreement to stockholders and holders of other equity-based interests in ServiceMaster, repay at maturity or redeem all of the existing 2007 notes and redeem the existing 2009 notes, including payment of any prepayment premium, settle existing interest rate swaps and pay transaction fees and expenses. We expect the cash requirements of the Transactions to be financed through equity contributions of $1,431 million by affiliates of the equity sponsors, borrowings of $2,650 million from our credit facilities and the net proceeds from the senior unsecured financing.

As of March 31, 2007, on a pro forma, as adjusted basis, we would have had approximately $4,250.3 million of total indebtedness (excluding $97.9 million of indebtedness representing outstanding borrowings as of such date due to seasonal working capital needs which borrowings are expected to be fully paid by the time of closing), including $2.65 billion principal amount of term loan facility, $1.15 billion principal amount of the senior unsecured financing, $79.5 million principal amount of 7.10% notes due March 1, 2018, $195.0 million principal amount of 7.45% notes due August 15, 2027, $82.7 million principal amount of 7.25% notes due March 1, 2038, $26.7 million in capital leases and $66.5 million in other indebtedness. As of such date on a pro forma basis, approximately $2,676.7 million of our indebtedness would have been secured by certain assets. As of the closing of the Transactions, we expect to have commitments for additional borrowings under the revolving credit facility of $500 million.

Following the completion of the Transactions, our business will be highly leveraged, and a substantial portion of our liquidity needs will arise from debt service on indebtedness incurred in connection with the Transactions and from funding our operations, working capital and capital expenditures. For the LTM period, pro forma cash interest expense would have been $356.4 million. For full-year 2008, we expect that our cash interest expense will be approximately $350 million and we will be required to make approximately $26.5 million of principal prepayments on borrowings under the term loan facilities. We expect that our total capital expenditures will be approximately $50 million in 2008. Ongoing liquidity needs are expected to be funded by net cash provided by operating activities and borrowings under the credit facilities.

We expect the credit facilities to consist of (i) $2,650 million term loan facilities, a portion of which may be borrowed on a delayed draw basis following the closing of the Merger to repay at maturity or redeem the existing 2007 notes and to redeem the existing 2009 notes; (ii) a $200 million pre-funded synthetic letter of credit facility; and (iii) a $500 million revolving credit facility. As of the closing date of the Transactions, we will have drawn $2,650 million under the term loan facilities, including the delayed draw portion of the term loan facility, and no amounts will have been drawn against the revolving credit facility or the letter of credit facility by the beneficiaries thereof. Borrowings under the term loan facilities and the revolving credit facility will bear interest at variable rates plus any applicable margin, and borrowings under the term loan facilities will be subject to quarterly principal amortization payments.

The term loan facilities and the guarantees thereof are expected to be secured by (i) all of the capital stock of ServiceMaster, all capital stock of all domestic subsidiaries owned by ServiceMaster and the guarantors, (ii) 65% of the capital stock of any non-U.S. subsidiary held directly by ServiceMaster or any guarantor (it being understood that a foreign subsidiary holding company will be deemed a non-U.S. subsidiary) and (iii) substantially all other tangible and intangible assets owned by ServiceMaster and each guarantor, in each case to the extent permitted by applicable law and subject to certain exceptions, including but not limited to exceptions for (a) cash (except to the extent consisting of proceeds perfected by filing a UCC-1 financing statement) and deposit accounts, leasehold interests and foreign intellectual property, (b) capital stock, indebtedness or other obligations of any subsidiary, real estate or any other property or assets to the extent that granting a security interest therein would require that any continuing notes be secured, (c) those assets as to which the parties shall reasonably determine that the costs of obtaining such a security interest are excessive in relation to the value of the security interest to be afforded thereby, and (d) other exceptions consistent with syndicated loan financings for companies sponsored by CD&R or reasonably satisfactory to the lead arrangers and the Company.  The credit facilities will not be secured by any assets of a subsidiary subject to regulation as an insurance, home warranty, service contract or similar company (or any subsidiary thereof), including but not limited to trademarks, other intellectual property, receivables and franchise loans owned by any such subsidiary.

Upon closing of the Transactions, we will cancel our existing credit facilities (and repay any outstanding borrowings thereunder) and extend our existing receivables facility (as described below). In addition, we expect to repay at maturity or call for redemption our existing 2007 notes and call our existing 2009 notes for redemption upon the closing, at a redemption price equal to the greater of (i) 100% of their respective principal amounts or (ii) the sum of the present values of the remaining scheduled payments thereon, discounted to the redemption date, on a semi-annual basis at a defined treasury rate plus 15 basis points with respect to the existing 2007 notes, and 20 basis points with respect to the existing 2009 notes, in each case plus accrued interest through the date of redemption. Alternatively, if we pay the existing 2007 notes at maturity on August 15, 2007, the repayment price will be 100% of the principal amount of the existing 2007 notes.

We have an arrangement enabling us to finance, on a revolving basis, certain receivables to unrelated third party purchasers. The receivables are sold by certain of our operating subsidiaries to a bankruptcy remote, special purpose subsidiary, which transfers interests in the receivables to the purchasers. The financing is a 364-day facility that is renewable at the option of the purchasers. We currently expect to be able to finance up to $70 million (based on the amount of eligible receivables) with these purchasers in the future. The amount of the eligible receivables has varied during the year based on seasonality of the business that will at times limit the amount of proceeds potentially available to us. This receivables facility is currently expected to remain in place after the closing of the Transactions.

We expect that cash provided from operations and available borrowings under our credit facilities will provide sufficient funds to operate our business, make expected capital expenditures and meet our foreseeable liquidity requirements, including debt service on our debt. We cannot assure you, however, that our business will, in fact, generate sufficient cash flows or that future borrowings will, in fact, be available in an amount sufficient to enable us to service our debt or to fund our other liquidity needs.

As a holding company, we will depend on our subsidiaries to distribute funds to us so that we may pay our obligations and expenses, including our debt service obligations under our debt. The ability of our subsidiaries to make distributions and dividends to us will depend on their operating results, cash requirements and financial condition, general business conditions, and any legal and regulatory restrictions on the payment of dividends to which they may be subject. The payment of ordinary and extraordinary dividends by our subsidiaries that are regulated as insurance, home warranty, service contract or similar companies is subject to applicable state law limitations. If we cannot receive sufficient distributions from our subsidiaries, we may not be able to meet our obligations to fund general corporate expenses or service our debt obligations.

Contractual obligations

The following table presents our contractual obligations and commitments on a pro forma basis after giving effect to the Transactions as if they occurred on December 31, 2006:

(In millions)	Total	< 1 Yr	2-3 Yrs	4-5 Yrs	> 5 Yrs
Debt balances	$4,254	$48	$99	$74	$4,033
Non-cancelable operating leases	243	73	106	44	20
Purchase obligations:
Telecommunications	32	26	6	—	—
Supply agreements and other	77	59	13	2	3
Other long-term liabilities:
Insurance claims	202	89	54	16	43
Discontinued operations	15	8	3	1	3
Other, primarily deferred compensation trust	55	6	9	6	34
Total amount	$4,878	$309	$290	$143	$4,136

Not included in the table above are deferred income tax liabilities and the related interest payments on our long-term debt. Pro forma deferred income tax liabilities totaled $985 million as of March 31, 2007.

Risk factors

We will have substantial debt after the Merger and may incur substantial additional debt, which could adversely affect our financial health and our ability to obtain financing in the future and react to changes in our business and make payments on our debt.

As of March 31, 2007, on a pro forma, as adjusted basis, we would have had an aggregate principal amount of $4,250.3 million of outstanding debt (which excludes $97.9 million of borrowings as of such date due to seasonal working capital needs which amount is expected to be repaid in full by the closing of the Merger) and $500 million of available borrowings under our Revolving Credit Facility. For the LTM period, our pro forma ratio of earnings to fixed charges would have been 0.3x.

Our substantial debt could have important consequences to holders of our debt. Because of our substantial debt:

•                  our ability to engage in acquisitions without raising additional equity or obtaining additional debt financing may be impaired in the future;

•                  our ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or general corporate purposes and our ability to satisfy our obligations with respect to our debt may be impaired in the future;

•                  a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes;

•                  we will be exposed to the risk of increased interest rates because a portion of our borrowings, including under the credit facilities, and certain floating rate operating leases will be at variable rates of interest;

•                  it may be more difficult for us to satisfy our obligations to our creditors, resulting in possible defaults on and acceleration of such indebtedness;

•                  we may be more vulnerable to general adverse economic and industry conditions;

•                  we may be at a competitive disadvantage compared to our competitors with less debt or with comparable debt at more favorable interest rates and that, as a result, may be better positioned to withstand economic downturns;

•                  our ability to refinance indebtedness may be limited or the associated costs may increase; and

•                  our flexibility to adjust to changing market conditions and ability to withstand competitive pressures could be limited, or we may be prevented from carrying out capital spending that is necessary or important to our growth strategy and efforts to improve operating margins of our businesses.

Despite our indebtedness levels after the Merger, we and our subsidiaries may be able to incur substantially more debt, including secured debt. This could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of our debt do not prohibit us or our subsidiaries from doing so. We expect the credit facilities to provide us with commitments for additional borrowings of up to $500 million under the revolving credit facility and permitted additional borrowings beyond those commitments under certain circumstances. If new debt is added to our current debt levels, the related risks that we now face would increase, and we may not be able to meet all our debt obligations. In addition, the agreements governing our indebtedness do not prevent us from incurring obligations that do not constitute indebtedness.

The agreements and instruments governing our debt after the Merger will contain restrictions and limitations that could significantly impact our ability to operate our business.

The credit facilities will contain covenants that, among other things, restrict our ability to:

•                  dispose of assets;

•                  incur additional indebtedness (including guarantees of additional indebtedness);

•                  prepay other indebtedness or amend other debt instruments;

•                  pay dividends and make certain payments;

•                  create liens on assets;

•                  enter into sale and leaseback transactions;

•                  engage in certain asset sales, mergers, acquisitions, consolidations or sales of all or substantially all of our assets;

•                  engage in certain transactions with affiliates;

•                  permit restrictions on our subsidiaries’ ability to pay dividends;

•                  change our business; and

•                  make investments (including joint ventures).

The restrictions in the credit facilities and our other debt may prevent us from taking actions that we believe would be in the best interest of our business and may make it difficult for us to execute our business strategy successfully or effectively compete with companies that are not similarly restricted. We may also incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility. We cannot assure you that we will be able to refinance our debt on terms acceptable to us, or at all.

Our ability to comply with the covenants and restrictions contained in the credit facilities and our other debt may be affected by economic, financial and industry conditions beyond our control. The breach of any of these covenants or restrictions could result in a default under the credit facilities or any other debt that would permit the lenders to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest. If we are unable to repay debt, lenders having secured obligations, such as the lenders under the credit facilities, could proceed against the collateral securing the debt. In any such case, we may be unable to borrow under the credit facilities and may not be able to repay the amounts due under the credit facilities and other debt. This could have serious consequences to our financial condition and results of operations and could cause us to become bankrupt or insolvent.

Our ability to generate the significant amount of cash needed to pay interest and principal on our debt after the Merger and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.

As a holding company, we have no independent operations or material assets other than our ownership of equity interests in our subsidiaries, and we will depend on our subsidiaries to distribute funds to us so that we may pay our obligations and expenses, including to satisfy our obligations under our debt. Our ability to make scheduled payments on, or to refinance our obligations under, our debt will depend on the ability of our subsidiaries to make distributions and dividends to us, which, in turn, will depend on their operating results, cash requirements and financial condition, general business conditions, and any legal and regulatory restrictions on the payment of dividends to which they may be subject, many of which may be beyond our control, and as described below. The payment of ordinary and extraordinary dividends by our subsidiaries that are regulated as insurance, home warranty, service contract or similar companies is subject to applicable state law limitations. If we cannot receive sufficient distributions from our subsidiaries, we may not be able to meet our obligations to fund general corporate expenses or service our debt obligations.

If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital or restructure our debt. In the future, our cash flow and capital resources may not be sufficient for payments of interest on and principal of our debt, and such alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

The revolving credit facility will mature in 2013 and the term loan facilities will mature in 2014. We cannot assure you that we will be able to refinance any of our indebtedness or obtain additional financing, particularly because of our anticipated high levels of debt and the debt incurrence restrictions imposed by the agreements governing our debt, as well as prevailing market conditions. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The agreements governing our indebtedness will restrict our ability to dispose of assets and use the proceeds from any such dispositions. We cannot assure you we will be able to consummate those sales, or if we do, what the timing of the sales will be or whether the proceeds that we realize will be adequate to meet debt service obligations when due.

Increases in interest rates would increase the cost of servicing our debt and could reduce our profitability.

A significant portion of our outstanding debt after the Merger, including under the credit facilities, will bear interest at variable rates. As a result, increases in interest rates, whether because of an increase in market interest rates or a decrease in our creditworthiness, would increase the cost of servicing our debt and could materially reduce our profitability and cash flows. Each one percentage point change in interest rates would result in a $26.5 million change in the annual interest expense on our term loan facilities. Assuming all revolving loans were fully drawn, each one percentage point change in interest rates would result in a $5 million change in annual interest expense on our revolving credit facility. We are also exposed to increases in interest rates in respect of our floating rate operating leases, and a one percentage point change in interest rates would result it an approximately$3 million change in annual rent expenses in respect of such operating leases. The impact of increases in inerest rates could be more significant for us than it would be for some other companies because of our substantial debt and floating rate operating leases.

Weather conditions and seasonality affect the demand for our services and our results of operations.

The demand for our services and our results of operations are affected by weather conditions and by the seasonal nature of our lawn care services, termite and pest control services, home warranty and home inspection services, and disaster restoration services. For example, in our markets that do not have a year-round growing season, the demand for our lawn care services decreases during the winter months. Droughts and late spring or fall snow storms can adversely impact the demand for lawn care services; above normal temperatures can result in increased service calls in the home warranty business; and cooler temperatures can impede the development of the termite swarm and lead to lower demand for our termite services. For instance, in the first quarter of 2007, results in our TruGreen LawnCare segment were adversely impacted by late first quarter snowfalls in the Midwest and Northeast, revenue from termite completions declined in our Terminix segment as termite swarm activity was negatively impacted by cooler than normal weather conditions, and InStar was negatively impacted by a substantially lower volume of hurricane-related work.

Our markets are highly competitive. Competition could reduce our market share and adversely impact our results of operations.

We operate in highly competitive markets. Changes in the source and intensity of competition in the markets served by us impact the demand for our services and may result in additional pricing pressures. For example, if national home-improvement retailers were to enter into our service lines, such new entrants could adversely affect the competitive landscape for our services and impact our financial performance. The relatively low capital cost of entry to certain of our businesses has led to strong competitive markets, including regional and local owner-operated companies. Regional and local competitors operating in a limited geographic area may have lower labor, benefits and overhead costs. The principal methods of competition in our businesses include name recognition, quality and speed of service, pricing, customer satisfaction and reputation. No assurance can be given that we will be able to compete successfully against current or future competitors and that the competitive pressures that we face will not result in reduced market share or negatively impact our financial performance.

Increases in fuel prices and other operating costs adversely affect our results of operations.

Our financial performance is affected by the level of our operating expenses, such as fuel, wages and salaries, employee benefits, health care, vehicle, self-insurance costs and other insurance premiums. In particular, our financial performance is adversely affected by increases in these operating costs. In recent years, fuel prices have fluctuated widely and have generally increased, including sharp increases in 2006 and 2007. These fuel price increases raise our costs of operating vehicles and equipment. Fuel price increases also result in increases in the cost of fertilizer, chemicals and other materials used in our business. We cannot predict the extent to which we may experience future increases in fuel costs and other operating costs. In the first quarter of 2007, our cost of services rendered and products sold increased in part due to increased health benefit and fuel costs throughout the Company. To the extent such cost increases occur, we may not be able to fully pass these increased costs through to our existing and prospective customers, and the rates we pay to our subcontractors may increase, any of which could have a material adverse impact on our operating results. With respect to fuel, our fleet, which consumes roughly 30 million gallons annually, has been negatively impacted by significant increases in fuel prices. Each year, we hedge approximately two-thirds of our estimated annual fuel usage. Fuel costs, even after the benefits of related hedges, increased approximately $13 million pretax in 2006. Based upon the hedges we have executed for 2007, as well as current Department of Energy price forecasts, we would again expect an incremental adverse impact in 2007.

Our future success depends on our ability to attract and retain trained workers.

Our future success and financial performance depends substantially on our ability to attract, retain and train workers. Our ability to expand our operations is in part impacted by our ability to increase our labor force. In the event of a labor shortage, we could experience difficulty in delivering our services in a high-quality or timely manner and could be forced to increase wages in order to attract and retain employees, which would result in higher operating costs and reduced profitability.

We may not successfully implement our business strategies or realize all of our expected cost savings.

We may not be able to fully implement our business strategies or realize, in whole or in part within the time frames anticipated, the anticipated benefits of our various initiatives, such as our Lawn Quality Audit program and our agreement with Realogy Corporation, or our expected cost savings and efficiency improvements, including those related to Project Accelerate. Our business strategies and initiatives, including our productivity and customer retention initiatives, are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. We expect to incur certain costs to achieve our expected cost savings and efficiency improvements. These costs may turn out to be substantially higher than we currently estimate, and we may not fully achieve our expected cost savings and efficiency improvements. Our ability to successfully realize cost savings and the timing of any realization may be affected by factors such as the need to ensure continuity in our operations, contracts, regulations and/or statutes governing employee-employer relationships, our ability to renegotiate contracts or find alternative suppliers and other factors. Our business strategy may also change from time to time. As a result, we may not be able to achieve our expected results of operations.

Changes in general economic conditions, especially as they may affect home resales or consumer confidence or spending levels. Public perceptions that our products and services are not environmentally friendly or safe may adversely affect the demand for our services.

Changes in general economic conditions and consumer confidence affect the demand for our services. Unfavorable general economic conditions, including rising fuel prices, changes in interest rates, softening of the home resale market, increases in home foreclosures and increases in unemployment rates, could reduce consumer confidence and related spending levels and, in turn, reduce the demand for our services. For example, in our AHS segment, that portion of total unit sales that are derived from the real estate resale channel were down 9% in 2006, due to a pervasive weakening in the home resale market. These factors could also negatively impact the timing or the ultimate collection of accounts receivable, which would negatively impact our operating revenue and profitability.

In providing our services, we use, among other things, fertilizers, herbicides and pesticides. Public perception that our products and services are not environmentally friendly or safe, whether justified or not, could lead to reduced demand for our services, impair our reputation, involve us in litigation, damage our brand names and otherwise have a material adverse effect on our business, financial condition and results of operations.

Changes in the types or mix of our service offerings could affect our financial performance.

Our financial performance is affected by changes in the types or mix of services we offer our customers. For example, when Terminix transitioned from offering primarily bait termite services to providing both liquid and bait termite services, this transition required the purchase of additional equipment and additional training for our associates. The bait and termite service lines also have different price points (for both the initial treatment and for renewals) different ongoing service obligations and different revenue recognition policies. These changes in mix can also affect the timing of our revenues, as, for example, when the switch to a new bait product in early 2005 allowed us to recognize revenue from the use of bait termite applications more quickly and thereby reduced deferrals of revenue relating to such applications to future periods. An unsuccessful rollout or adjustment of our service offerings could have a material adverse effect on our financial performance.

Government laws and regulations applicable to our businesses could increase our legal and regulatory expenses and affect our financial performance.

Our businesses are subject to various federal, state and local laws and regulations. These federal and state laws include laws relating to consumer protection, wage and hour restrictions, the employment of immigrants, permit and licensing requirements, workers’ safety, the environment, insurance and home warranty, employee benefits, telemarketing, the application of fertilizers, herbicides, pesticides and other chemicals, noise and air pollution from power equipment and local regulations regarding water management techniques. It is difficult to predict the future impact of the broad and expanding legislative and regulatory requirements affecting our businesses. The laws and regulations applicable to our businesses will likely change in the future and affect our operations and financial performance. In addition, if we were to fail to comply with any applicable law or regulation, we could be subject to substantial fines or damages, be involved in litigation and suffer the loss of licenses or penalties that may affect how our business is operated, which, in turn, would have a material adverse effect on our business, financial condition and results of operations.

The loss of the services of our skilled employees and senior functional management personnel, including as a result of the consolidation of our corporate offices, could adversely affect our financial performance.

Our future success and financial performance depends substantially on our ability to attract and retain skilled employees and executives. On October 30, 2006, we announced that we will consolidate our Downers Grove, Illinois office into our corporate headquarters in Memphis, Tennessee. Our Downers Grove office (which had approximately 170 employees at the time of such announcement) will be closed, with the transition to Memphis scheduled to be substantially completed by November 2007. The vast majority of our Downers Grove employees, including many of our senior management executives in functional areas such as accounting, finance, tax, marketing, information technology and legal, will not be relocating to Memphis. The senior executives of our business units are already based in Memphis. We could experience difficulty in immediately filling the resulting job vacancies with candidates with equivalent skills or experience at acceptable salaries, or effectively training and transitioning the new employees, which could affect our success and financial performance until replacements are hired and trained.

Reductions in the estimated recoverable amounts of receivables related to our hurricane disaster recovery work could negatively impact our financial performance.

InStar’s gross accounts receivable at March 31, 2007 totaled approximately $70 million and included hurricane disaster recovery work performed in 2005 and 2006 in New Orleans, southern Florida and other hurricane-affected areas. We have accounts receivable from customers who were insured by a family of insurance companies in Florida that have become insolvent and whose claims are now being administered by the Florida Insurance Guaranty Association (“FIGA”). The aggregate receivable balance due from FIGA-insured customers, net of related reserves, totaled approximately $8 million at March 31, 2007 and represents our best estimate of the amounts that will ultimately be collected. We expect that collection of certain of InStar’s receivables, potentially including some of those administered by FIGA, will be significantly delayed and require or involve legal action. While InStar has a history of recovering amounts related to its disaster recovery projects, the current circumstances increase the uncertainties in estimating the amounts recoverable on certain projects. In light of these circumstances and uncertainties, we have been performing an ongoing internal review of outstanding balances and related billing and collection procedures. The consolidated allowance for doubtful accounts at March 31, 2007 included approximately $9 million related to InStar’s accounts receivable. Such allowance incorporates the results of this review to date and represents management’s current best estimate of the amount that will not be collected. If we ultimately recover amounts significantly less than our estimates for such accounts receivable, our operating revenue and profitability could be adversely impacted.

Compliance with our subsidiary’s environmental plan and the costs and effects of legal or administrative proceedings could adversely impact our business and financial results.

On November 8, 2006, InStar entered into a plea agreement with the United States’ Attorney’s Office for the Southern District of Florida requiring that InStar implement an environmental compliance plan, pay a fine of $0.5 million for each count, for a total of $1.0 million, and make a contribution of $2.0 million to the Florida Environmental Task Force Trust Fund, in each case relating to conduct that occurred prior to our acquisition of InStar. The plea agreement entered into between InStar and the United States Attorney’s Office for the Southern District of Florida will require ongoing monitoring and compliance by InStar for up to five years, violation of which could potentially result in further fines, loss of licenses, loss of certain federal grants and procurement contracts, and possible criminal sanctions. As part of InStar’s plea agreement with the United States Attorney’s Office, InStar has agreed to implement a comprehensive environmental compliance plan. The environmental compliance plan requires, among other things, mandatory training for all InStar employees on the proper identification, handling and management of hazardous substances, internal monitoring and audits of the compliance plan, and third-party auditing and reporting of compliance with the plan. If the compliance plan is not fulfilled and the plea agreement is violated, potential risks to us include additional and substantial fines, expanded investigation and prosecution by the United States Attorney’s Office, loss of certain key contractor licenses currently held by InStar, loss of federal grants and procurement contracts for InStar, negative media exposure and damage to our reputation that could result in loss of business for InStar and other of our business units, and possible criminal sanctions.

Laws and regulations regarding the use of pesticides and fertilizers, as well as other environmental laws and regulations, could result in significant costs that adversely affect our operating results.

Local, state, federal and foreign laws and regulations relating to environmental matters affect us in several ways. In the United States, all products containing pesticides must be registered with the U.S. Environmental Protection Agency (“EPA”) (and similar state agencies) before they can be sold. The failure to obtain or the cancellation of any such registration could have an adverse effect on our business, the severity of which would depend on the products involved, whether other products could be substituted and whether our competitors were similarly affected. The pesticides we use are manufactured by independent third parties and are evaluated by the EPA as part of its ongoing exposure risk assessment. The EPA may decide that a pesticide we use will be limited or will not be re-registered for use in the United States. We cannot predict the outcome or the severity of the effect of the EPA’s continuing evaluations.

In addition, the use of certain pesticide and fertilizer products is regulated by various local, state, federal and foreign environmental and public health agencies. These regulations may require that only certified or professional users apply the product or that certain products be used only on certain types of locations, may require users to post notices on properties to which products have been or will be applied, may require notification to individuals in the vicinity that products will be applied in the future or may ban the use of certain products. Even if we are able to comply with all such regulations and obtain all necessary registrations, we cannot assure you that our products, particularly pesticide products, will not cause injury to the environment or to people under all circumstances. The costs of compliance, remediation or products liability could materially affect our future operating results.

Local, state, federal and foreign agencies regulate the disposal, handling and storage of waste, air and water discharges from our facilities and the investigation and clean-up of contaminated sites. We could incur significant costs, including clean-up costs, fines and civil or criminal sanctions and claims by third parties for property damage and personal injury, as a result of violations of or liabilities under these laws and regulations. If there is a significant change in the facts and circumstances surrounding the assumptions upon which we operate or if we are found not to be in substantial compliance with applicable environmental and public health laws and regulations, it could have a material impact on future environmental capital expenditures and other environmental expenses and our results of operations, financial position and cash flows. In addition, potentially significant expenditures could be required to comply with environmental laws and regulations, including requirements that may be adopted or imposed in the future.

We may not be able to adequately protect our intellectual property and other proprietary rights that are material to our business.

Our ability to compete effectively depends in part on our rights to trademarks and other intellectual property rights we own or license, particularly our Terminix®, TruGreen®, Merry Maids®, ServiceMaster Clean®, American Home Shield®, AmeriSpec®, InStar®, Furniture Medic® and ServiceMaster® brand names. We have not sought to register all of our trademarks either in the United States or in every country in which they are used. Furthermore, because of the differences in foreign trademark, patent and other intellectual property or proprietary rights laws, we may not receive the same protection in foreign countries as we would in the United States. If we are unable to protect our proprietary information and brand names, we could suffer a material adverse effect on our business, financial condition or results of operations.

Litigation may be necessary to enforce our intellectual property rights and protect our proprietary information, or to defend against claims by third parties that our products or services infringe their intellectual property rights. Any litigation or claims brought by or against us could result in substantial costs and diversion of our resources. A successful claim of trademark, patent or other intellectual property infringement against us could subject us to damages or prevent us from providing certain services, which could have a material adverse effect on our business, financial condition or results of operations.

Disruptions in our information technology systems could limit our ability to effectively monitor, operate and control our operations and adversely affect our operating results.

Our information technology systems facilitate our ability to monitor, operate and control our operations. While we have disaster recovery plans in place, any disruption in these plans or the failure of these plans to operate as expected could, depending on the magnitude of the problem, adversely affect our operating results by limiting our capacity to monitor, operate and control our operations effectively. In addition, because our systems contain information about individuals and businesses, our failure to maintain the security of the data we hold, whether the result of our own error or the malfeasance or errors of others, could harm our reputation or give rise to legal liabilities leading to lower revenues, increased costs and other material adverse effects on our results of operations.

Future acquisitions affect our financial performance.

We plan to continue to pursue opportunities to expand through selective acquisitions, focusing primarily on “tuck-in” acquisitions in existing service lines. Our ability to continue to make acquisitions at reasonable prices and to integrate acquired businesses are important factors in our future growth. We cannot assure that we will be able to manage or integrate acquired businesses successfully. Any inability on our part to consolidate and manage growth from acquired businesses could have an adverse effect on our financial performance, and there can be no assurance that any acquisition that we make in the future will provide us with the benefits that were anticipated when entering into such acquisition. The process of integrating an acquired business may create unforeseen difficulties and expenses, including the diversion of resources in integrating new businesses, technologies, products, personnel or systems; the inability to retain employees, customers and suppliers from businesses we acquire; the assumption of actual or contingent liabilities; write-offs or impairment charges relating to goodwill and other intangible assets from acquisitions; and unanticipated or unknown liabilities relating to acquired businesses.

We will be indirectly owned and controlled by the equity sponsors, and their interests as equity holders may conflict with interests of holders of our debt.

After the Merger, we will be indirectly owned and controlled by the equity sponsors, who will have the ability to control our policy and operations. The directors appointed by affiliates of the equity sponsors will be able to make decisions affecting our capital structure, including decisions to issue additional capital stock and incur additional debt. The interests of the equity sponsors may not in all cases be aligned with interests of holders of our debt. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our equity sponsors might conflict with interests of holders of our debt. In addition, our equity sponsors may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transaction might involve risks to of holders of our debt. Furthermore, the equity sponsors may in the future own businesses that directly or indirectly compete with us. One or more of the equity sponsors also may pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 19, 2007	THE SERVICEMASTER COMPANY

	By:	/s/ Ernest J. Mrozek
Ernest J. Mrozek
Vice Chairman and Chief Financial Officer